July 11, 2007

Securities and Exchange Commission

100 F. Street N.E.

Washington, D.C. 20549

Re: Veridigm, Inc.

Ladies and Gentlemen:

I was previously principal accountant for Veridigm, Inc. (the “Company”).  On June 20, 2007, I elected to resign my engagement as principal accountant.  I have read the Company’s statement included under Item 4.01 of its Form 8-K dated July 2, 2007, as filed July 5, 2007 and agree with such statements, except for the following:

1.

I am not in a position to agree with the Company’s statement that my notice of resignation was not received when transmitted.  On June 20, 2007 I notified the Company of my election to resign due to the Company’s failure to provide me with interim financial statements to review as required by Item 310(b) of Regulation S-B prior to the filing of its 10-QSB.  Notice of resignation was transmitted on June 20, 2007 by email to Jeffrey Eng the Company’s President, Chief Executive Officer and Director as well as to Alise Mills the Company’s Vice President and Director.  Additionally, the notice of resignation was sent by Federal Express June 20, 2007 and was received on June 22, 2007.

2.

I am not in a position to agree with the Company’s statement that the Company’s appointment of Michael Moore CPA, was approved by the Board of Directors of the Company.

3.

I am not in a position to agree with the Company’s statement that it has now requested its new independent accountant Michael Moore CPA to review the Company’s interim financial statements for the quarter ended March 31, 2007 in accordance with Item 310(b) of Regulation S-B.

4.

I am not in a position to agree with the Company’s statement that it has undertaken to file any amendments to its interim financial statements as deemed necessary.

5.

I am not in a position to agree with the statement that the Company’s Board of Directors has authorized me to respond fully to the inquiries of the successor accountant concerning the subject matter of my resignation or any other disagreement

Very truly yours,

/s/Michael F. Albanese, C.P.A.

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